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                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


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


For Immediate Release

Contacts:

MEDIA                                     INVESTORS
Jeremy Fielding/Kimberly Kriger           Larry Dennedy/Bob Marese
Kekst and Company                         MacKenzie Partners, Inc.
212-521-4800                              212-929-5500


           JOHN A. WILLIAMS COMMENTS ON POST PROPERTIES SUDDEN, 180-
             DEGREE REVERSAL AND ADOPTION OF INDEPENDENT PLATFORM'S
                        CORPORATE GOVERNANCE INITIATIVES

ATLANTA, April 28, John A. Williams, founder, largest equity holder and director of Post Properties, Inc. (NYSE:PPS) issued the following statement in response to the company's announcement today that it hastily adopted some of the same shareholder friendly corporate governance initiatives that Mr. Williams and the slate of independent director nominees have previously proposed:

"Today's announcement further validates our platform and confirms exactly what we have been saying. Clearly, our platform is gaining traction with shareholders, as the incumbent Board and management have executed this 180-degree turn. They have suddenly adopted some initiatives that we announced 20 days ago and which were not even included in the company's revised proxy materials filed just last week.

"The fact is that, at a recent special meeting of the Board of Directors in January 2003 called specifically for that purpose, Post's management, acting together with its lawyers and financial advisers, recommended proposals to opt INTO Georgia's draconian anti-takeover statutes, and to approve additional by-law amendments having serious anti-takeover implications. The Board only agreed to table these proposals as a result of my strenuous objections to such measures."

"Clearly, Post only made this total reversal following our pressure and demands from shareholders. This Board has an unenviable track record of failing to put shareholders first - such as when the company only belatedly disclosed: the bona fide, fully-financed third party acquisition proposal at a significant premium to its then-market price, and its refusal to explore the proposal; or the announcement of Fox and Gray's termination, at least five days after the executives were told they were 'being let go.'

George Puskar, a director nominee and the independent slate's proposed nonexecutive Chairman, added, "The sudden adoption of these initiatives does not remedy the serious lack of disclosure to shareholders on a number of important issues that we highlighted this morning. It will also not result in the company beginning to explore discussions with the potential buyer, or appointing a Special Committee of independent directors to objectively evaluate all strategic alternatives - other important proposals in our platform. Only as shareholders are beginning to vote is the company starting to be more responsive to shareholders' interests. But I believe they will not be able to change their spots. We look forward to shareholders deciding who will take the lead and aggressively work for their interests and enhance shareholder value."

Mr. Williams' proxy statement, which has been mailed to Post Properties shareholders, and other filings and information related to his solicitation can be found at www.postshareholders.com. You may also obtain a free copy of Mr. Williams' proxy statement and other relevant documents by calling MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 or by email at proxy@mackenziepartners.com.

                                      ###

The director nominees proposed by Mr. Williams are:

o Roy E. Barnes, immediate past Governor of Georgia, founder and director of several Georgia banks and a practicing attorney;

o Francis L. Bryant, Jr., former Executive Vice President of the real estate division of Manufacturers Hanover Trust Company;

o    Paul J. Dolinoy, former President of Lend Lease Real Estate Investments,
     Inc.;

o Thomas J.A. Lavin, an independent real estate adviser and former head of real estate investment banking at both Smith Barney and First Boston;

o George R. Puskar, former Chairman and Chief Executive Officer of Equitable Real Estate Investment Management